Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

SFL CORPORATION LTD.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457 (r) Rule 457 (c)	10,000,000	$10.35	$103,500,000	0.0000927	$9,595

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amounts

		Total Fees Previously Paid

		Total Fee Offsets

		Net Fee Due

(1)

Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported for the common shares on the New York Stock Exchange on April 11, 2022, pursuant to Rule 457(c).